Exhibit 99.1

FOR IMMEDIATE RELEASE
July 18, 2012

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS 2ND CONSECUTIVE QUARTER OF RECORD EARNINGS

Earnings Summary
(in thousands except per share data)	2Q 2012	1Q 2012	2Q 2011	6 Months 2012	6 Months 2011
Net income	$12,232	$11,869	$8,970	$24,101	$18,274
Earnings per share	$0.79	$0.77	$0.59	$1.56	$1.19
Earnings per share - diluted	$0.79	$0.77	$0.58	$1.56	$1.19

Return on average assets	1.35%	1.32%	1.03%	1.34%	1.07%
Return on average equity	12.77%	12.72%	10.23%	12.75%	10.59%
Efficiency ratio	54.94%	57.70%	61.91%	56.33%	61.34%
Tangible common equity	8.99%	8.55%	8.35%	8.99%	8.35%

Dividends declared per share	$0.31	$0.31	$0.305	$0.62	$0.61
Book value per share	$24.88	$24.15	$22.87	$24.88	$22.87

Weighted average shares	15,451	15,407	15,308	15,429	15,301
Weighted average shares - diluted	15,501	15,456	15,332	15,475	15,328

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports the second consecutive quarter of record earnings with $12.2 million, or $0.79 per basic share, compared to $9.0 million, or $0.59 per basic share, earned during the second quarter 2011 and $11.9 million, or $0.77 per basic share, earned during the first quarter 2012.  Earnings for the six months ended June 30, 2012 were $24.1 million, or $1.56 per basic share, a 32% increase from the $18.3 million, or $1.19 per basic share earned during the first six months of 2011.

2nd Quarter 2012 Highlights

❖
CTBI's basic earnings per share for the quarter increased $0.20 per share from second quarter 2011 and were $0.02 per share above first quarter 2012.  Year-to-date basic earnings per share increased $0.37 per share from prior year.  The increase in earnings was supported by increased noninterest income and decreased provision for loan loss and noninterest expense.

❖
Net interest income continues to be impacted by a change in the asset mix as quality loan demand remains soft and highly competitive and investment options have limited yield.  Net interest income for the quarter decreased $0.6 million from prior year second quarter and $0.7 million from prior quarter as our net interest margin declined 24 and 12 basis points, respectively, for those time periods.  Year-to-date net interest income decreased $0.2 million as our net interest margin declined 23 basis points.

❖
Nonperforming loans at $35.3 million decreased from $59.6 million at June 30, 2011 but increased from the $34.6 million at March 31, 2012.  Nonperforming assets at $91.2 million decreased $15.2 million from prior year and $2.0 million from prior quarter.

❖
Net loan charge-offs for the quarter ended June 30, 2012 were $2.5 million, or 0.39% of average loans annualized, compared to $3.3 million, or 0.52%, experienced for the second quarter 2011 and prior quarter’s $1.2 million, or 0.18%.

❖
Our loan loss provision for the quarter decreased $0.9 million from prior year second quarter and increased $1.3 million from prior quarter as net charge-offs declined $0.9 million and increased $1.3 million, respectively, for the same periods.  Our loan loss provision for the first six months of 2012 was $4.1 million below the first six months of 2011 as net charge-offs declined $3.7 million and loans declined $33.1 million.

❖
Our loan loss reserve as a percentage of total loans outstanding remained at 1.30% from March 31, 2012 to June 30, 2012, a decrease from the 1.36% at June 30, 2011.  Our reserve coverage (allowance for loan loss reserve to nonperforming loans) at June 30, 2012 was 93.8% compared to 59.0% at June 30, 2011 and 95.9% at March 31, 2012.

❖
Noninterest income increased 13.2% for the quarter ended June 30, 2012 compared to the same period in 2011 and 7.2% from prior quarter.  Noninterest income for the first six months of 2012 has increased 8.6% as a result of increased gains on sales of loans, trust revenue, and loan related fees, as well as a $0.8 million net securities gain in the second quarter.

❖
Noninterest expense for the quarter ended June 30, 2012 decreased 11.0% from prior year second quarter and 6.2% from prior quarter.  Year-to-date noninterest expense decreased 7.1% from prior year as a result of decreases in FDIC insurance premiums, legal and professional fees, other real estate owned expense, and repossession expense, partially offset by an increase in personnel expense.

❖	Our loan portfolio increased $5.3 million during the quarter.

❖	Our investment portfolio increased $172.5 million from prior year and $15.3 million during the quarter.

❖	Deposits, including repurchase agreements, increased $149.2 million from prior year but declined $30.3 million from prior quarter.

❖	Our tangible common equity/tangible assets ratio remains strong at 8.99%.

Net Interest Income

Net interest income for the quarter decreased 1.7% from prior year and 2.1% from prior quarter with average earning assets increasing 4.8% and 1.1% and our net interest margin declining 24 basis points and 12 basis points for the same periods.  The yield on average earning assets decreased 39 basis points from prior year second quarter and 11 basis points from prior quarter.  Loans represented 75.8% of our average earning assets for the quarter ended June 30, 2012 compared to 80.7% for the quarter ended June 30, 2011 and 77.1% for the quarter ended March 31, 2012.  The cost of interest bearing funds decreased 18 basis points from prior year second quarter but increased 2 basis points from prior quarter.  Net interest income for the first six months of 2012 decreased 0.2% as our net interest margin declined 23 basis points.  The increased cost of our Hoops CD product resulting from the University of Kentucky’s national championship win increased our cost of interest bearing funds and decreased our net interest margin by approximately 7 basis points during the second quarter 2012.  The third quarter impact is expected to be 7 basis points as well, and the fourth quarter 2012 impact is expected to be 2 basis points as the CDs begin to mature.  The impact to the net interest margin for the year 2012 as a result of the rate increase is expected to be approximately 4 basis points.

Noninterest Income

Noninterest income increased 13.2% for the quarter ended June 30, 2012 compared to the same period in 2011 with increases in gains on sales of loans, trust revenue, and loan related fees and 7.2% from prior quarter with increases in gains on sales of loans, deposit service charges, and trust revenue.  Noninterest income for the first six months of 2012 has increased 8.6% as a result of increased gains on sales of loans, trust revenue, and loan related fees, partially offset by a decline in deposit service charges.  Noninterest income was also impacted by a $0.8 million net securities gain in the second quarter 2012.

Noninterest Expense

Noninterest expense decreased 11.0% from prior year second quarter and 6.2% from prior quarter with decreases in personnel expense, FDIC insurance premiums, other real estate owned expense, and repossession expense.  Year-to-date noninterest expense decreased 7.1% from prior year as a result of decreases in FDIC insurance premiums, legal and professional fees, other real estate owned expense, and repossession expense, partially offset by an increase in personnel expense.

Balance Sheet Review

CTBI’s total assets at $3.6 billion increased $151.1 million, or 4.3%, from June 30, 2011 but declined $38.3 million, or an annualized 4.2%, during the quarter.  Loans outstanding at June 30, 2012 were $2.5 billion, decreasing $33.1 million, or 1.3%, from June 30, 2011, but increasing $5.3 million, or an annualized 0.8%, during the quarter.  Loan growth during the quarter of $11.7 million in the commercial loan portfolio and $3.0 million in the residential loan portfolio was partially offset by a decline of $9.4 million in the consumer loan portfolio.  CTBI's investment portfolio increased $172.5 million, or 37.6%, from June 30, 2011 and $15.3 million, or an annualized 10.0%, during the quarter.  Deposits, including repurchase agreements, at $3.1 billion increased $149.2 million, or 5.0%, from June 30, 2011 but decreased $30.3 million, or an annualized 3.8%, from prior quarter.

Shareholders’ equity at June 30, 2012 was $387.3 million compared to $352.3 million at June 30, 2011 and $375.0 million at March 31, 2012.  CTBI's annualized dividend yield to shareholders as of June 30, 2012 was 3.70%.

Asset Quality

CTBI's total nonperforming loans were $35.3 million at June 30, 2012, a 40.8% decrease from the $59.6 million at June 30, 2011 but a 2.1% increase from the $34.6 million at March 31, 2012.  The increase for the quarter included a $2.0 million increase in the 90+ days past due category partially offset by a $1.3 million decrease in nonaccrual loans.  Loans 30-89 days past due at $17.1 million is a decline of $5.1 million from June 30, 2011 and a $2.3 million decline from prior quarter.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at June 30, 2012 totaled $70.2 million, compared to $65.1 million at June 30, 2011 and $60.0 million at March 31, 2012.  The increase in impaired loans is primarily attributable to one credit relationship related to the coal industry.

Our level of foreclosed properties at $55.9 million at June 30, 2012 was an increase from $46.8 million at June 30, 2011 but a decrease from $58.6 million at March 31, 2012.  Sales of foreclosed properties for the six months ended June 30, 2012 totaled $7.8 million while new foreclosed properties totaled $7.5 million.  At June 30, 2012, the book value of properties under contracts to sell was $4.3 million; however, the closings had not occurred at quarter-end.  The proceeds of these sales per the contracts is $4.5 million, representing 104% of the book value of those properties.

Net loan charge-offs for the quarter were $2.5 million, or 0.39% of average loans annualized, a decrease from prior year second quarter's $3.3 million, or 0.52%, but an increase from prior quarter’s $1.2 million, or 0.18%.  Of the total net charge-offs for the quarter, $1.7 million were in commercial loans, $0.3 million were in indirect auto loans, and $0.2 million were in residential real estate mortgage loans.  Allocations to loan loss reserves were $2.4 million for the quarter ended June 30, 2012 compared to $3.3 million for the quarter ended June 30, 2011 and $1.2 million for the quarter ended March 31, 2012.  Year-to-date net charge-offs of $3.6 million, or 0.29% of average loans annualized, was a $3.8 million decrease from the $7.4 million, 0.57% of average loans annualized, for the six months ended June 30, 2011.  Our loan loss reserve as a percentage of total loans outstanding was 1.30% at June 30, 2012 and March 31, 2012 compared to 1.36% at June 30, 2011.  Our reserve coverage was 93.8% at June 30, 2012.  Generally accepted accounting principles require that expected credit losses associated with loans obtained in an acquisition be reflected in the estimation of loan fair value as of the acquisition date and prohibits any carryover of an allowance for credit losses.  Excluding amounts related to loans obtained in the fourth quarter 2010 acquisition of LaFollette, the allowance-to-legacy loan ratio was 1.34%, 1.42%, and 1.35%, respectively, at June 30, 2012, June 30, 2011, and March 31, 2012.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.6 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2012
(in thousands except per share data and # of employees)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Interest income	$38,355	$38,826	$39,841	$77,181	$79,701
Interest expense	6,036	5,820	6,963	11,856	14,249
Net interest income	32,319	33,006	32,878	65,325	65,452
Loan loss provision	2,425	1,160	3,320	3,585	7,707

Gains on sales of loans	705	617	347	1,322	728
Deposit service charges	5,955	5,872	6,438	11,827	12,318
Trust revenue	1,822	1,613	1,577	3,435	3,193
Loan related fees	610	1,287	476	1,897	1,359
Securities gains	819	-	-	819	-
Other noninterest income	2,078	1,798	1,755	3,876	3,733
Total noninterest income	11,989	11,187	10,593	23,176	21,331

Personnel expense	12,402	12,813	12,717	25,215	24,801
Occupancy and equipment	2,854	2,771	2,838	5,625	5,803
FDIC insurance premiums	613	657	839	1,270	1,963
Amortization of core deposit intangible	54	53	54	107	107
Other noninterest expense	8,225	9,456	10,698	17,681	21,019
Total noninterest expense	24,148	25,750	27,146	49,898	53,693

Net income before taxes	17,735	17,283	13,005	35,018	25,383
Income taxes	5,503	5,414	4,035	10,917	7,109
Net income	$12,232	$11,869	$8,970	$24,101	$18,274

Memo: TEQ interest income	$38,821	$39,264	$40,221	$78,085	$80,447

Average shares outstanding	15,451	15,407	15,308	15,429	15,301
Diluted average shares outstanding	15,501	15,456	15,332	15,475	15,328
Basic earnings per share	$0.79	$0.77	$0.59	$1.56	$1.19
Diluted earnings per share	$0.79	$0.77	$0.58	$1.56	$1.19
Dividends per share	$0.31	$0.31	$0.305	$0.62	$0.61

Average balances:
Loans	$2,542,344	$2,558,550	$2,583,372	$2,550,447	$2,589,028
Earning assets	3,355,155	3,319,597	3,201,565	3,337,376	3,166,081
Total assets	3,647,002	3,610,086	3,486,728	3,628,544	3,446,887
Deposits	2,940,244	2,900,015	2,804,996	2,920,130	2,778,040
Interest bearing liabilities	2,625,760	2,605,423	2,533,223	2,615,591	2,512,298
Shareholders' equity	385,231	375,330	351,797	380,281	348,109

Performance ratios:
Return on average assets	1.35%	1.32%	1.03%	1.34%	1.07%
Return on average equity	12.77%	12.72%	10.23%	12.75%	10.59%
Yield on average earning assets (tax equivalent)	4.65%	4.76%	5.04%	4.71%	5.12%
Cost of interest bearing funds (tax equivalent)	0.92%	0.90%	1.10%	0.91%	1.14%
Net interest margin (tax equivalent)	3.93%	4.05%	4.17%	3.99%	4.22%
Efficiency ratio (tax equivalent)	54.94%	57.70%	61.91%	56.33%	61.34%

Loan charge-offs	$3,207	$2,126	$4,066	$5,333	$8,728
Recoveries	(744)	(967)	(746)	(1,711)	(1,368)
Net charge-offs	$2,463	$1,159	$3,320	$3,622	$7,360

Market Price:
High	$33.68	$32.67	$28.74	$33.68	$30.35
Low	30.25	29.13	26.00	29.13	26.00
Close	33.49	32.07	27.72	33.49	27.72

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2012
(in thousands except per share data and # of employees)

	As of	As of	As of
	June 30, 2012	March 31, 2012	June 30, 2011
Assets:
Loans	$2,547,436	$2,542,168	$2,580,487
Loan loss reserve	(33,134)	(33,172)	(35,152)
Net loans	2,514,302	2,508,996	2,545,335
Loans held for sale	1,040	1,642	621
Securities AFS	629,242	613,978	456,790
Securities HTM	1,662	1,662	1,662
Other equity investments	30,557	30,557	30,555
Other earning assets	130,282	188,824	121,402
Cash and due from banks	71,010	69,240	76,815
Premises and equipment	54,855	54,725	55,620
Goodwill and core deposit intangible	66,500	66,553	66,713
Other assets	136,277	137,836	129,161
Total Assets	$3,635,727	$3,674,013	$3,484,674

Liabilities and Equity:
NOW accounts	$18,970	$19,499	$23,408
Savings deposits	861,211	846,797	724,919
CD's >=$100,000	646,243	648,829	637,895
Other time deposits	803,211	803,135	827,261
Total interest bearing deposits	2,329,635	2,318,260	2,213,483
Noninterest bearing deposits	611,080	629,293	567,638
Total deposits	2,940,715	2,947,553	2,781,121
Repurchase agreements	201,850	225,301	212,266
Other interest bearing liabilities	70,845	83,656	96,435
Noninterest bearing liabilities	34,984	42,507	42,586
Total liabilities	3,248,394	3,299,017	3,132,408
Shareholders' equity	387,333	374,996	352,266
Total Liabilities and Equity	$3,635,727	$3,674,013	$3,484,674

Ending shares outstanding	15,569	15,527	15,405
Memo: Market value of HTM securities	$1,662	$1,664	$1,662

30 - 89 days past due loans	$17,067	$19,406	$22,167
90 days past due loans	14,811	12,828	26,758
Nonaccrual loans	20,500	21,769	32,845
Restructured loans (excluding 90 days past due and nonaccrual)	28,197	26,536	16,440
Foreclosed properties	55,884	58,602	46,791
Other repossessed assets	34	34	44

Tier 1 leverage ratio	10.32%	10.17%	9.89%
Tier 1 risk based ratio	14.54%	14.24%	13.36%
Total risk based ratio	15.82%	15.49%	14.62%
Tangible equity to tangible assets ratio	8.99%	8.55%	8.35%
FTE employees	1,034	1,021	1,034

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2012
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and six months ending June 30, 2012 and 2011 as follows:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Net income	$12,232	$8,970	$24,101	$18,274

Basic earnings per share	$0.79	$0.59	$1.56	$1.19

Diluted earnings per share	$0.79	$0.58	$1.56	$1.19

Average shares outstanding	15,451	15,308	15,429	15,301

Total assets (end of period)	$3,635,727	$3,484,674

Return on average equity	12.77%	10.23%	12.75%	10.59%

Return on average assets	1.35%	1.03%	1.34%	1.07%

Provision for loan losses	$2,425	$3,320	$3,585	$7,707

Gains on sales of loans	$705	$347	$1,322	$728